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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                 SEC FILE NUMBER
                                    33-98090

                           NOTIFICATION OF LATE FILING


                                  CUSIP NUMBER
                                   0001002214

(Check One):[X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
            [ ] Form N-SAR

                   For Period Ended: December 31, 2000
                                     ------------------------

                       [ ] Transition Report on Form 10-KSB
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended:
                                                        ------------------------



--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

Citizens Community Bancorp, Inc.
Full Name of Registrant

N/A
Former Name if Applicable

650 East Elkcam Circle
Address or Principal Executive Office (Street and Number)

Marco Island, Florida 34145
City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


             (a) The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
             (b) The  subject  annual  report,  semi-annual  report,  transition report  on  Form  10-KSB,  Form  20-F,  11-K  or Form N-SAR, or
     [X] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
             (c) The  accountant's statement  or other exhibit  required by Rule
                 12b-25(c)  has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to complications surrounding an ongoing merger transaction and related delays in finalizing the contents of Registrant's Form 10-KSB, Registrant will not be able to timely file such Form 10-KSB without unreasonable effort and expense.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Richard L. Pearlman                      850                878-2411
------------------------------------     -----------------    ------------------
             (Name)                          (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(D) of the Securities exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). : Yes [X] No [ ]



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [ ] No [X]

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                        Citizens Community Bancorp, Inc.
           -----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date              March 28, 2001        By /s/ Gregory E. Smith
     --------------------------------      --------------------
                                               Gregory E. Smith,
                                           President and Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representa-tive. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).